Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

Anixa Biosciences, Inc.

(a Delaware corporation)

March 29, 2021

This Amendment (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Anixa Biosciences, Inc., a Delaware corporation (the “Corporation”), hereby amends the Bylaws currently in effect as follows:

1. A new Section 11.3 is hereby added to Article 11 as follows:

“SECTION 11.3. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation (other than derivative actions brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder), (ii) any action asserting a claim of breach of, or based on, a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or stockholder of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, but only to the extent permitted by applicable law, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, or any ancillary claims related thereto which are subject to the ancillary jurisdiction of the federal courts.”

2. Except as expressly modified hereby, the Bylaws and all the provisions contained therein shall remain in full force and effect. The Bylaws and this Amendment shall be read and construed together as a single instrument.

The undersigned hereby certifies that the foregoing is a true and correct copy of the Amendment, as adopted and approved by the Board of Directors of the Corporation effective as of the date set forth above.

/s/ Michael J. Catelani
Name: Michael J. Catelani Title: Chief Financial Officer